[EVTC, INC. LETTERHEAD]








                                January 19, 1999


Dear Stockholders:


     We cordially invite you to attend the Annual Meeting of the Stockholders of EVTC, Inc., trading as Environmental Technologies Corp. (the "Company") to be held at 11:30 A.M. on Friday, February 19, 1999, at Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP, 99 Wood Avenue South, Iselin, New Jersey. .

     The purpose of this meeting is to elect five (5) members to the Board of Directors. This matter is described in the accompanying Notice of Meeting and Proxy Statement.

     The Board of Directors recommends that Stockholders vote in favor of the proposal. We encourage all Stockholders to participate by voting their shares by Proxy whether or not they plan to attend the meeting. Please sign, date and mail the enclosed Proxy as soon as possible. If you do attend the Annual Meeting, you may still vote in person.



                                                     Sincerely,

                                                     /s/ James Hellauer

                                                     James Hellauer
                                                     Chief Executive Officer

                                   EVTC, INC.
                  (trading as Environmental Technologies Corp.)
                              121 S. Norwood Drive
                               Hurst, Texas 76053



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To be held on February 19, 1999



     Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of EVTC, Inc., trading as Environmental Technologies Corp. (the "Company") will be held at the offices of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP, 99 Wood Avenue South, Iselin, New Jersey 08830 for the following purposes:

     1. To elect five (5) members to the Board of Directors to serve until the fiscal 1999 Annual Meeting of Stockholders or until successors are duly elected and qualified.

     2. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     Only stockholders of record at the close of business on January 6, 1999 will be entitled to notice of and to vote at the Meeting.

     Whether or not you intend to attend the Meeting, please complete, date and sign the enclosed Proxy. Your Proxy will be revokable, either in writing or by voting in person at the Meeting, at any time prior to its exercise.



                                              By Order of the Board of Directors

                                              /s/ Caroline P. Costante

                                              ----------------------------------
                                              Caroline P. Costante, Secretary


Hurst, Texas
January 22, 1999

                                   EVTC, INC.
                  (trading as Environmental Technologies Corp.)
                              121 S. Norwood Drive
                               Hurst, Texas 76053


                                 PROXY STATEMENT


     Accompanying this Proxy Statement is a Notice of Annual Meeting of Stockholders and a form of Proxy for such meeting solicited by the Board of Directors. The Board of Directors has fixed the close of business on January 6, 1999, as the record date for the determination of stockholders who are entitled to notice of and to vote at the meeting or any adjournment thereof. The holders of a majority of the outstanding shares of Common Stock present in person, or represented by Proxy, shall constitute a quorum at the meeting.

     As of the record date, the Company had 4,989,719 outstanding shares of common stock, no par value (the "Common Stock"), the holders of which are entitled to one vote per share.

     A Proxy that is properly submitted to the Company may be revoked at any time before it is exercised by written notice to the Secretary of the Company, and any Stockholder attending the meeting may vote in person and by doing so revokes any Proxy previously submitted by him. Where a Stockholder has specified a choice on his Proxy with respect to the Proposal, it will be complied with. If no direction is given, all the shares represented by the Proxy will be voted in favor of each Proposal.

     The cost of soliciting Proxies will be paid by the Company, which will reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses in forwarding proxy material to the beneficial owners of the Company's stock. Officers and regular employees of the Company may solicit Proxies personally and by telephone. The Annual Report of the Company for the year ended September 30, 1998, containing audited financial statements for such year, is enclosed with this Proxy Statement. This Proxy Statement and the enclosed Proxy are being sent to the stockholders of the Company on or about January 22, 1999.


     IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THIS MEETING, YOU ARE REQUESTED TO PLEASE SIGN, DATE AND MAIL THE PROXY PROMPTLY.

                                    PROPOSAL
                              ELECTION OF DIRECTORS

     The Board of Directors is currently composed of five (5) members. At the Annual Meeting, all directors will be elected to serve for one year expiring on the date of the Annual Meeting of Stockholders the following year. Each director elected will continue in office until a successor has been elected or until resignation or removal in the manner provided by the Company's By-Laws. The names of the nominees for the Board of Directors are listed below. Shares represented by a properly executed proxy in the accompanying form will be voted for such nominees. However, discretionary authority is reserved to vote such shares in the best judgment of the persons named in the event that any person or persons other than the nominees listed below are to be voted on at the meeting due to the unavailability of any nominee so listed.

         All persons named below are directors of the Company at the present time. There are no family relationships between any nominee, director or executive officer of the Company.


                                    NOMINEES

     George Cannan, Sr. founded Environmental Materials Corp. ("EMC") a wholly-owned subsidiary of the Company in 1975 and served as President, Chief Executive Officer and a director of EMC. Mr. Cannan founded the Company in 1989 and was President and Chief Executive Officer until December 31, 1995 and has been Chairman of the Board and a director of the Company since 1989. In July 1992, EMC became a wholly-owned subsidiary of the Company. Mr. Cannan has been responsible for all phases of the Company's operations since its inception. Prior to founding EMC, Mr. Cannan was a manufacturer's representative in the automotive industry.

     Jim Burns has been President of EMC since April 1996 and served as President of the Company during fiscal 1997and served as a Director of the
Company since February 1997. Prior to that he owned and operated a manufacturers' representative firm.

     John Stefiuk is the President of Federal Bronze Products, Inc. a metal servicing center and representative agency based in Newark, New Jersey. Mr. Stefiuk joined Federal Bronze in 1972 and became President in 1978. During his tenure at Federal Bronze, he has held various managerial and operating positions.

     James C. Hellauer, since 1997, has been the Executive Director of Colmen Capital Advisors, Inc. providing investment banking services. From 1989 to1997, Mr. Hellauer has had the primary responsibilities for the activities of James C. Hellauer & Associates providing management services to emerging and trouble companies in the middle markets. Mr. Hellauer holds a B.S. degree from the U.S. Naval Academy and an M.B.A. from Harvard University.

     Peter C. Colella, Jr. is the founder and the Managing Director of Colmen Capital Advisors, Inc., concentrating on restructuring, recapitalization and assisting clients in profit improvement programs. Prior to forming Colmen Capital Advisors, Inc. in 1993, Mr. Colella was managing director and co-founder of Colmen Management Company which was founded in 1981. Mr. Colella holds a M.B.A. from St. John's University and a B.S. in business administration from LaSalle College.


                          INFORMATION CONCERNING BOARD

     The Board of Directors met once in fiscal 1998, and did not act by unanimous consent.

     The Board of Directors has an Audit Committee, a Compensation Committee and an Executive Committee. The Audit Committee is responsible for reviewing the Company's audited financial statements, meeting with the Company's independent accountants to review the Company's internal controls and financial management practices and examining all agreements or other transactions between the Company and its directors and officers (other than those compensation functions assigned to the Compensation Committee) to determine whether such agreements or transactions are fair to the Company's stockholders. Messrs. Colella and Stefiuk serve on the Audit Committee.

     The Compensation Committee is responsible for reviewing the compensation and benefits of the Company's executive officers, making recommendations to the Board of Directors concerning compensation and benefits for such executive officers and administering the Company's stock option plans. Messrs. Cannan and Hellauer serve on the Compensation Committee.

     The Company's Executive Committee has the authority to act, between meetings of the full Board of Directors, on any matter than might properly be brought before the Board of Directors, subject to exceptions for certain major matters. Messrs. Hellauer, Cannan and Burns serve on the Executive Committee.

     Directors of the Company receive no cash compensation for serving on the Board of Directors, other than reimbursement of reasonable expenses incurred in attending meetings.


                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth, as of the date of this proxy statement, the name and number of shares of Common Stock held by each person known to the Company to own beneficially more than five percent (5%) of the Company's Common Stock and the number of shares owned by each director of the Company, the Company's Chief Executive Officer and its other four most highly compensated executive officers, and all directors and executive officers as a group. Each of the following has an address c/o EVTC, Inc., 121 S. Norwood Drive, Hurst, Texas 76053.

  Name of Beneficial Owner                             Common Stock
                                        ========================================
                                          Number of Shares      Percentage of
                                                                Outstanding (1)
                                        ------------------      ----------------
George Cannan, Sr.                           1,719,793                35.6%

Jim Burns                                       42,000 (2)             0.9%

Caroline P. Costante                            88,261 (3)             1.7%

David Keener                                    40,000 (4)             0.8%

John Stefiuk                                    10,000 (5)             0.2%

Hartland Advisors                              773,788 (6)            15.2%

Colmen Capital Advisors, Inc.                  250,000 (7)             0.5%

All Directors and executive
officers as a group (5 persons)              1,900,054 (8)            40.7%

     1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Report upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date of this Report have been exercised. All information with respect to beneficial ownership of the shares is based upon filings made by the respective beneficial owners with the Securities and Exchange Commission or information provided by such beneficial owners to the Company.

     2) Consists of 100,000 shares of Common Stock issuable upon the exercise of stock options (42,000 of which are presently exercisable).

     3) Includes 15,000 shares of Common Stock issuable upon the exercise of stock options which are presently exercisable.

     4) Includes 70,000 shares of Common Stock issuable upon the exercise of stock options (35,000 of which are presently exercisable).

     5) Consists of 10,000 shares of Common Stock issuable upon the exercise of stock options which are presently exercisable.

     6) Hartland Advisors sold a significant portion of stock subsequent to year-end. As of December 31, 1998, Hartland Advisors owned approximately 476,000 shares of Common Stock.

     7) Consists of 500,000 shares of Common Stock issuable upon the exercise of stock options (250,000 of which are presently exercisable).

                              CERTAIN TRANSACTIONS

     The Company's executive offices and refrigerant packaging and distribution operations are located in a 21,000 square foot building situated at 550 James Street, Lakewood, New Jersey 08701. The building is leased at a rental of $10,000 per month from George Cannan, Sr., the Company's founder, Chairman and principal stockholder, pursuant to a month-to-month lease. The Company believes that the terms of such lease are at least as favorable as those which it could obtain from a non-affiliated third party.

     The Company entered into a Business Improvement Agreement with Colmen Capital Advisors, Inc. ("Colmen") as of September 1998 pursuant to which Colmen has agreed to develop, institute and operate a business improvement program with respect to the immediate future business needs of the Company. Colmen received cash compensation in the amount of $17,500 per month from September 1998 through November 1998. Since November 1998, Mr. James Hellauer has served as Chief Executive Officer and President of the Company pursuant to such agreement. Colmen now receives compensation in the amount of $30,000 per month, an increase of $12,500 per month, as a result of Mr. Hellauer being elected as Chief Executive Officer and President. Pursuant to the agreement, the Company will grant to Colmen options to acquire 500,000 shares of common stock at an exercise price of $2.23 per share 90 days from the Agreement date of which 250,000 options vest and are exercisable immediately and 250,000 options vest and are exercisable six months and one day from the Agreement date. In addition, the Company agreed to issue options to acquire 500,000 common shares six months and one day from the Agreement date that will vest and become exercisable immediately at an exercise price of $5 per share. The options terminate the earlier of one year after termination of the Agreement by either party or three years after the Agreement date.

     As of September 30, 1998, the Company had a $200,000 non-interest-bearing advance to George Cannan. This advance and subsequent advances were converted to an interest-bearing note in a total principal amount of $371,000 secured by the 21,000 square foot building located at 550 James Street in Lakewood New Jersey, on January 7, 1999.


                             EXECUTIVE COMPENSATION

     The following table sets forth, for each of the last three fiscal years, cash and certain other compensation paid or accrued by the Company for the Chief Executive Officer and for each of the four other most highly compensated executive officers (the "Named Executives") of the Company in all capacities in which they served:



==========================================================================================================================
                                                                   SUMMARY COMPENSATION TABLE

==========================================================================================================================
                                                                                                              All Other
Name and Principal         Year           Annual Compensation                Long-Term Compensation          Compensation
Position                                                                                                         ($)
------------------         ----    ----------- ----------- ---------- ------------ ------------ ------------  ------------
                                   Salary ($)  Bonus ($)   Other      Restricted   Securities    Long-Term
                                                           Annual        Stock     Under-Lying   Incentive
                                                           Compen-     Award(s)      Options       Plan
                                                           sation        ($)           (#)       Payouts
                                                             ($)

James Hellauer
CEO, President             1998           (1)      0           0           0                 0       0            0

George Cannan, Sr.
Chairman                   1998      $200,000      0           0           0                 0       0            0
Chairman, CEO              1997      $200,000      0           0           0                 0       0            0
Chairman                   1996      $200,000      0           0           0                 0       0            0

B.Brinkerhoff McCagg
CEO                        1996     $125,000       0           0           0                 0       0            0

Jim Burns
President                  1997      $110,000      0           0           0                 0       0            0




     (1) Mr. Hellauer receives no direct compensation for his services as Chief Executive Officer or President of the Company. Mr Hellauer is executive director of Colmen Capital Advisors, Inc. which has entered into a Business Improvements Agreement dated as of September 1998 pursuant to which Colmen Capital Advisors, Inc. receives certain compensation. See "Certain Transactions."


 Stock Option Grants in Last Fiscal Year

     No Named Executives received stock options.


 Option Exercises During, and Stock Options Held at End of Fiscal 1998

     The following table indicates the total number and value of exercisable stock options held by the Named Executives as of the date of this proxy statement. No options were exercised by the Named Executives in fiscal 1998 or through December 31, 1998 subsequent to year-end and as of the date of this proxy statement.



=======================================================================================================================
                                                       AGGREGATED OPTION EXERCISES IN 1998 AND

                                                  OPTION VALUES AS OF THE DATE OF THIS PROXY STATEMENT
=======================================================================================================================
        Name             Shares        Value      Number of Securities Underlying   Value of Unexercised In-the-Money
                        Acquired    Realized ($)   Unexercised Options at Fiscal         Options at FY-End ($)(A)
                           on                               Year-End (#)
                        Exercise
                           (#)
                                                  ---------------- ---------------- ---------------- ------------------
                                                      Exercisable     Unexercisable     Exercisable      Unexercisable
---------------------- ------------ ------------- ---------------- ---------------- ---------------- ------------------

George Cannan               0            0                      0                0                0                  0
Jim Burns                   0            0                 42,000           58,000                0                  0
Caroline P. Costante        0            0                 15,000                0                0                  0
John Stefiuk                0            0                 10,000                0                0                  0


     (A) Options are "in-the-money" if, on the date of his proxy statement, the market price of the Common Stock ($0.75) exceeded the exercise price of such options. The value of such options is calculated by determining the difference between the aggregate market price of the Common Stock covered by such options on the date of this proxy statement and the aggregate exercise price of such options.


 Employment Agreements

     The Company has no employment agreements with any of the Named Executives.

 Stock Option Plans

     The Company maintains stock option plans designated as the 1992 Stock Option Plan (the "1992 Plan") and the 1996 Stock Option Plan (the "1996 Plan") collectively the "Option Plans" pursuant to each of which 500,000 shares of Common Stock have been reserved for issuance upon the exercise of options designated as either (i) incentive stock options ("ISOs") under the Internal Revenue Code of 1986, amended (the "Code") or (ii) non-qualified options. Non-qualified options may be granted to consultants, directors (whether or not they are employees), employees or officers of the Company. In certain circumstances, the exercise of stock options may have an adverse effect on the market price of the Company's Common Stock.

     The purpose of the Option Plans is to encourage stock ownership by certain directors, officers and employees of the Company and certain other persons instrumental to the success of the Company and give them a greater personal interest in the success of the Company. The Option Plans are administered by the Board of Directors. The Board, within the limitations of the Option Plans, determines the persons to whom options will be granted, the number of shares to be covered by each option, whether the options granted are intended to be ISOs, the duration and rate of exercise of each option, the option purchase price per share and the manner of exercise, the time, manner and form of payment upon exercise of an option, and whether restrictions such as repurchase rights in the Company are to be imposed on shares subject to options. ISOs granted under the Option Plans may not be granted at a price less than the fair market value of the Common Stock on the date of grant (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of the Company). The aggregate fair market value of shares for which ISOs granted to any employee are exercisable for the first time by such employee during any calendar year (under all stock option plans of the Company and any related corporation) may not exceed $100,000. Non-qualified options granted under the Option Plans may not be granted at a price less than the fair market value of the Common Stock on the date of grant. Options granted under the Option Plans will expire not more than ten years from the date of grant (five years in the case of ISOs granted to persons holding 10% or more of the voting stock of the Company). Any options granted under the Option Plans are not transferable during the optionee's lifetime but are transferable at death by will or by the laws of descent and distribution.

     As of the date of this Proxy Statement, options to purchase an aggregate of 283,500 shares of Common Stock are outstanding under the 1992 and 1996 Plans.


                          COMPENSATION COMMITTEE REPORT

     The Compensation Committee is comprised of Messrs. Hellauer and Cannan. The Compensation Committee reviews, recommends and approves changes to the Company's compensation policies and programs and is responsible for reviewing and approving the compensation of the Chief Executive Officer and other senior officers of the Company.

     The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.


 Compensation Philosophy

     The Company believes that executive compensation should be based upon value returned to stockholders. The Company has developed and is developing compensation programs designed to reflect Company performance and to be competitive in the marketplace. In designing compensation programs, the Company attempts to reflect both value created for stockholders while supporting the Company's strategic goals. The Company's compensation programs reflect the following themes:

     . Compensation should be meaningfully related to the value created for stockholders.

     . Compensation programs should support the Company's short-term and long-term strategic goals and objectives.

     . Compensation programs should promote the Company's value and reward individuals for outstanding contributions to the Company's success.

     . Short-term and long-term compensation should be designed to attract and retain superior executives.

     The Company's executive compensation is based upon three components, base salary, annual incentive bonuses and long-term incentives, which are intended to serve the overall compensation philosophy.

 Base Salary

     The base salary of each executive officer is determined as a function of three principal factors: the individual's performance, the relationship of the individual's salary to similar executives in comparable companies, and increases in the individual's responsibilities, whether through promotions or otherwise. The base salaries of the Named Executives remained constant in Fiscal 1998.

 Annual Incentive Bonus

     The Company's annual incentive bonuses are designed to reflect the individual officer's contribution to the profitability of the Company and any special achievements by the respective officers. Each officer's bonus is based upon the Company's performance in various areas, such as sales, profit margins, operating expenses and earnings before interest and taxes as compared to a pre-determined plan for each officer for each year. The Compensation Committee George Cannan James C. Hellauer


     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE TO ELECT THE AFOREMENTIONED NOMINEES TO SERVE ON THE BOARD OF DIRECTORS.



                   INFORMATION REGARDING INDEPENDENT AUDITORS


     An independent auditor for the fiscal year ending September 30, 1999 has not yet been selected by the Company. The Company is considering alternative options with respect to the selection of independent auditors at this time.

         The financial statements of the Company for the fiscal year ending September 30, 1998 were audited by KPMG Peat Marwick, LLP. Members of KPMG Peat Marwick, LLP are not expected to be present at the Annual Meeting or to make any statement, but will be available via telephone conference call to respond to appropriate questions.


                                PERFORMANCE GRAPH

     The comparative stock performance graph below compares the cumulative stockholder return on the Common Stock of the Company for the period from December 31, 1993 through December 31, 1998 with the cumulative total return (i) on the Total Return Index for the Nasdaq Stock market (U.S. Companies) (the

"Nasdaq Composite Index"), and (ii) of a peer group of speciality chemical industry companies (assuming the investment of $10,000 in the Company's Common Stock, the Nasdaq Composite Index and the Peer Group on December 31, 1993 and reinvestment of all dividends).

     This graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporate this graph by reference, and shall not otherwise be deemed filed under such Acts.



 COMPARISON OF CUMULATIVE TOTAL RETURN OF COMPANY, NASDAQ AND INDUSTRY INDEX

                                              As of December 31,
                                1994      1995      1996        1997       1998
                               -------------------------------------------------

Company .................     16,900     18,000     13,500     13,000      1,500
NASDAQ ..................      9,500     13,500     16,500     20,000     28,000
Industry Index ..........     10,300     11,000     11,500     13,000     11,200




                                     GENERAL

     The expense of this solicitation is to be borne by the Company. The Company may also reimburse persons holding shares in their names or in the names of their nominees for their expenses in sending proxies and proxy material to their principals.

     Unless otherwise directed, the persons named in the accompanying form of proxy intend to vote all proxies received by them in favor of the election of nominees to the Board herein, and the ratification of selected independent auditors. All proxies will be voted as specified.

     Management does not intend to present any business at the meeting other than that set forth in the accompanying Notice of Annual Meeting, and it has no information that others will do so. If other matters requiring the vote of the stockholders properly come before the meeting and any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their judgment on such matters.


                STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

     Stockholder proposals for inclusion in the proxy materials related to the 1999 Annual Meeting of Stockholders must be received by the Company no later than September 30, 1999. A Stockholder must have been a record or beneficial owner of the Company's common stock for at least one year prior to September 30,

1999, and the stockholder must continue to own such shares, worth at least $1,000, through the date on which the Meeting is held.


                             FORM 10-K ANNUAL REPORT

     Upon written request by any stockholder entitled to vote at the 1999 Annual Meeting, the Company will furnish that person without charge a copy of the Form 10-K Annual Report which it filed with the Securities and Exchange Commission for 1998, including financial statements and schedules. If the person requesting the report was not a stockholder of record on January 6, 1999, the request must contain a good faith representation that the person making the request was a beneficial owner of the Company's common stock at the close of business on that date. Requests should be addressed to James Hellauer, c/o Colmen Capital Advisors, Inc., 500 North Gulph Road, Suite 510, King of Prussia, PA 19406.

                                              By Order of the Board of Directors

                                              EVTC, INC.

                                              /s/ James Hellauer
                                              --------------------------
                                              JAMES HELLAUER
                                              Chief Executive Officer



 Hurst, Texas
 January 22, 1999